Exhibit 99.1

Ting Mobile Announces New Network Service Provider Agreement and Provides Updated Financial Guidance

TORONTO, July 9, 2019 – Tucows Inc. (NASDAQ:TCX, TSX:TC), a provider of network access, domain names and other Internet services today announced that Ting Mobile, an MVNO phone service provider and a division of Tucows, will be adding service over the Verizon network to its product offerings later this year.

Verizon has the highest level of LTE coverage of any mobile provider in the US, and is routinely rated as the best nationwide cellular network for video experience and data performance.

“We expect that combining the best-rated cellular network in the US with Ting’s award-winning customer service will further enhance our already very compelling offering,” said Tucows CEO, Elliot Noss.

Ting Mobile also extended its network provision agreement with Sprint through September 2020.

At the same time, Ting Mobile has informed T-Mobile it will not renew its agreement effective December 19 of this year. This will begin a migration away from the T-Mobile network to be completed by December 19, 2020. Ting Mobile will work with customers currently using the T-Mobile network to migrate to Ting Mobile’s other network options, including Verizon.

Ting customers will be eligible to use the Verizon network following integration with the Verizon system, which we expect to be completed by the end of the year.

While Tucows believes that these are positive changes for Ting Mobile for the long term, a sizeable customer migration does come with short-term costs. For this reason, as well as the previously disclosed under performance in the mobile business, which unexpectedly persisted, Tucows is updating its 2019 cash EBITDA1 guidance to $52 million from the previously provided $62 million.

“Our updated 2019 financial guidance primarily reflects short-term impacts on our Ting Mobile business resulting from changes in our mobile carrier relationships, which we believe set the stage for stronger long-term prospects,” said Noss. “At the same time, we continue to steadily execute the Ting Internet opportunity, which we believe will drive growth for the long-term.”

Management Remarks

Concurrent with the dissemination of this news release, management’s pre-recorded remarks discussing this announcement are available in audio file and transcript form on the Tucows website at: https://www.tucows.com/news/.

Notes:

1.	Cash EBITDA

Tucows reports all financial information required in accordance with United States generally accepted accounting principles (GAAP). Along with this information, to assist financial statement users in an assessment of our historical performance, the Company typically discloses and discusses non-GAAP financial measures, adjusted EBITDA and cash EBITDA, in press releases and on investor conference calls and related events that exclude certain non-cash and other charges as the Company believes that the non-GAAP information enhances investors' overall understanding of our operational performance.

As disclosed previously, the Company’s adjusted EBITDA definition excludes depreciation, amortization of intangible assets, income tax provision, interest expense, interest income, stock-based compensation, asset impairment, gains and losses from unrealized foreign currency transactions and infrequently occurring items, including acquisition and transition costs. Gains and losses from unrealized foreign currency transactions removes the unrealized effect of the change in the mark-to-market values on outstanding unhedged foreign currency contracts, as well as the unrealized effect from the translation of monetary accounts denominated in non-U.S. dollars to U.S. dollars.

Because we are unable to predict certain potentially material items affecting adjusted EBITDA on a GAAP basis, principally unrealized gains and losses on changes in fair value of forward contracts, unrealized gains and losses on foreign exchange revaluation of foreign denominated monetary assets and liabilities and acquisition and transition costs, we cannot reconcile 2019 adjusted EBITDA guidance, a non-GAAP measure, to net income, the most directly comparable GAAP measure, in reliance on the “unreasonable efforts” exception set forth in SEC rules.

The Company’s cash EBITDA definition further excludes the net impact of the changes in our deferred revenue, prepaid domain name registry balances and amortization of contract costs from adjusted EBITDA.

$ millions	Original 2019 Guidance (February)	Updated 2019 Guidance (July)
Adjusted EBITDA	$57.4	$47.9
Net deferred revenue*	$4.6	$4.1
Cash EBITDA	$62.0	$52.0
*Net deferred revenue is defined as the change in deferred revenue, prepaid domain name registry and ancillary services fees and net amortization of contract costs

About Tucows

Tucows is a provider of network access, domain names and other Internet services. Ting (https://ting.com) delivers mobile phone service and fixed Internet access with outstanding customer support. OpenSRS (http://opensrs.com), Enom (http://www.enom.com) and Ascio (http://ascio.com) manage a combined 25 million domain names and millions of value-added services through a global reseller network of over 38,000 web hosts and ISPs. Hover (http://hover.com) makes it easy for individuals and small businesses to manage their domain names and email addresses. More information can be found on Tucows’ corporate website (http://tucows.com).

This release includes forward-looking statements as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding our expectations regarding our change in mobile carrier relationships and including, without limitation, our expectations regarding our ability to migrate customers to our ongoing carriers, and our expectations regarding long-term performance. These statements are based on management’s current expectations, and are subject to a number of uncertainties and risks, including the cost of customer migration; our ability to add Verizon as a carrier; the ongoing challenges in our mobile business performance; and other risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Information about other potential factors that could affect Tucows’ business, results of operations and financial condition is included in Tucows’ filings with the Securities and Exchange Commission. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All forward-looking statements are based on information available to Tucows as of the date they are made. Tucows assumes no obligation to update any forward-looking statements, except as may be required by law. Tucows, Ting, OpenSRS, Enom, Ascio and Hover are registered trademarks of Tucows Inc. or its subsidiaries.

Contact:

Lawrence Chamberlain

Loderock Advisors

(416) 519-4196

lawrence.chamberlain@loderockadvisors.com